Unaudited Pro Forma Condensed Combined Financial Information
On May 18, 2017, the stockholders of Tecogen Inc. ("Tecogen") and American DG Energy Inc. ("ADGE") approved the merger ("Merger") of Tecogen and ADGE under the terms of a merger agreement between Tecogen, Merger Sub and ADGE entered into on November 1, 2016, as amended ("Merger Agreement"). Subject to the terms and conditions of the Merger Agreement, Merger Sub was merged with and into ADGE with ADGE surviving as a wholly-owned subsidiary of Tecogen.
The following unaudited pro forma condensed combined financial statements, which we refer to as the pro forma financial statements, present the combination of the historical consolidated financial statements of Tecogen and ADGE, adjusted to give effect to the Merger.
The unaudited pro forma condensed combined balance sheet, which we refer to as the pro forma balance sheet, combines the historical consolidated balance sheets of Tecogen and ADGE as of March 31, 2017, giving effect to the Merger as if it had been consummated on March 31, 2017.
The unaudited pro forma condensed combined statement of operations, which we refer to as the pro forma statement of operations, for the three months ended March 31, 2017 combines the historical consolidated statements of operations of Tecogen and ADGE for the three months ended March 31, 2017 , giving effect to the Merger as if it had been consummated on January 1, 2017.
The historical consolidated financial information of Tecogen and ADGE has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results. The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements. In addition, the pro forma financial statements were based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Tecogen and ADGE for the applicable periods:

•	Separate historical financial statements of Tecogen as of and for the three months ended March 31, 2017 and related notes as filed with the Securities and Exchange Commission; and

•	Separate historical financial statements of ADGE as of and for the three months ended March 31, 2017 and the related notes as filed with the Securities and Exchange Commission.
The pro forma financial statements have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. Transactions between Tecogen and ADGE during the period presented in the pro forma financial statements have been eliminated as if Tecogen and ADGE were consolidated during the period.
The pro forma financial statements have been prepared using the acquisition method of accounting under existing U.S. GAAP, which requires that one of the two companies in a merger be designated as the acquirer for accounting purposes. Based on the evidence available, Tecogen has been designated as the acquirer in the Merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Tecogen intends to complete the valuations and other studies and will finalize the allocation of consideration as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year following the effective date of the Merger. The assets and liabilities of ADGE have been measured based on various preliminary estimates using assumptions that Tecogen believes are reasonable. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements prepared in accordance with the rules and regulations of the SEC. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.
The unaudited pro forma condensed combined financial statements set forth below primarily give effect to the following:

•	application of the acquisition method of accounting in connection with the Merger to reflect the aggregate purchase consideration;

•	the issuance of Tecogen common shares to the shareholders of ADGE as a portion of the merger consideration;

•	the assumption of equity awards for holders of ADGE’s outstanding equity awards; and

•	transaction costs in connection with the Merger.
Tecogen intends to perform a detailed review of ADGE’s accounting policies. As a result of that review, Tecogen may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. At this time, Tecogen is not aware of any significant accounting policy differences.

The pro forma financial statements do not reflect any cost or growth synergies that the combined company may achieve as a result of the Merger, or the costs to combine the operations of Tecogen and ADGE, or the costs necessary to achieve these cost or growth synergies.

TECOGEN INC.
Pro Forma Condensed Combined Balance Sheet
As of March 31, 2017
(Unaudited)

	Historical		Merger Related Pro Forma Adjustments	Notes	Tecogen Pro Forma Condensed Combined
	Tecogen	ADGE
Assets
Current assets:
Cash and cash equivalents	$2,148,753	$1,127,252	$—		$3,276,005
Accounts receivable, net	9,102,078	778,044	—		9,880,122
Unbilled revenue	2,347,055	17,079	—		2,364,134
Inventory, net	6,075,277	109,823	—		6,185,100
Due from related party	336,693	71,468	(130,962)	5(a)	277,199
Prepaid and other current assets	601,437	356,496	—		957,933
Total current assets	20,611,293	2,460,162	(130,962)		22,940,493
Property, plant and equipment, net	548,111	15,548,797	(884,083)	5(b)	15,212,825
Intangible assets, net	1,094,747	—	1,424,705	5(d)	2,519,452
Excess of cost over fair value of net assets acquired	40,870	—	11,055,872	3,4	11,096,742
Investment in Ultra Emissions Technologies Limited	2,000,000	—	—		2,000,000
Investment securities	—	519,568	—		519,568
Other assets	128,300	—	—		128,300
Total assets	$24,423,321	$18,528,527	$11,465,532		$54,417,380
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,011,804	$257,100	$—		$4,268,904
Accrued expenses	1,153,864	635,238	170,000	5(c)	1,959,102
Due to related party	—	183,030	(130,962)	5(a)	52,068
Deferred revenue	907,445	—	—		907,445
Total current liabilities	6,073,113	1,075,368	39,038		7,187,519
Deferred revenue, net of current portion	489,959	—	—		489,959
Loan due to related party	—	850,000	—		850,000
Unfavorable contract liability	—	—	8,617,605	5(d)	8,617,605
Senior convertible promissory note, related party	3,148,712	—	—		3,148,712
Total liabilities	9,711,784	1,925,368	8,656,643		20,293,795
Stockholders’ equity:
Tecogen Inc shareholders' equity	14,711,537	—	18,868,817	5(e)	33,580,354
American DG Energy Inc. shareholders' equity	—	16,622,632	(16,622,632)	5(f)	—
Noncontrolling interest	—	(19,473)	562,704	5(g)	543,231
Total stockholders’ equity	14,711,537	16,603,159	2,808,889		34,123,585
Total liabilities and stockholders' equity	$24,423,321	$18,528,527	$11,465,532		$54,417,380
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2017
(Unaudited)

	Historical		Merger Related Pro Forma Adjustments	Notes	Tecogen Pro Forma Condensed Combined
	Tecogen	ADGE

Net sales and gross revenues	$6,846,767	$1,718,164	$(318,036)	6(a)	$8,246,895
Cost and expenses applicable to sales and revenues	3,932,094	1,655,939	(546,356)	6(b)	5,041,677
Gross profit	2,914,673	62,225	228,320		3,205,218
Selling, general and administrative expenses	2,656,357	599,077	(115,230)	6(c)	3,140,204
Research and development	180,614	—	—		180,614
Income (loss) from operations	77,702	(536,852)	343,550		(115,600)
Interest and other income	—	4,716	—		4,716
Interest and other expenses	(32,915)	(13,215)	—		(46,130)
Income (loss) from continuing operations before income taxes	44,787	(545,351)	343,550		(157,014)
Provision for income taxes on continuing operations	—	(87,365)	—		(87,365)
Income (loss) from continuing operations	44,787	(632,716)	343,550		(244,379)
Income attributable to noncontrolling interest	—	(11,405)	—		(11,405)
Net income (loss) attributable to Tecogen Inc. shareholders	$44,787	$(644,121)	$343,550		$(255,784)

Per common share data (Note 7)
Net income (loss) per share - basic	$0.00				$(0.01)
Net income (loss) per share - diluted	$0.00				$(0.01)
Weighted average shares outstanding - basic	20,037,795				24,700,731
Weighted average shares outstanding - diluted	20,317,142				24,700,731
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
Note 1. Description of the Transaction
Tecogen Inc. (NASDAQ: TGEN), a Delaware corporation ("Tecogen") and American DG Energy, Inc. (NYSE MKT: ADGE), a Delaware corporation (“ADGE”) agreed to the strategic combination of Tecogen and ADGE under the terms of an Agreement and Plan of Merger, dated November 1, 2016 as amended by Amendment No. 1 (the "Merger Agreement") by and among Tecogen, ADGE and Tecogen ADGE Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Tecogen ("Merger Sub").
On May 18, 2017, the stockholders of Tecogen and ADGE each approved the merger ("Merger") of Tecogen and ADGE under the terms of the Merger Agreement. Subject to the terms and conditions of the Merger Agreement, Merger Sub was merged with and into ADGE with ADGE surviving as a wholly-owned subsidiary of Tecogen.
The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986. Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, each outstanding share of ADGE common stock was converted into the right to receive approximately 0.092 shares of common stock of Tecogen (the "Exchange Ratio").
Also in connection with the Merger, Tecogen, at the effective time of the Merger, assumed the (a) outstanding stock options of ADGE and (b) outstanding warrants to purchase common stock of ADGE, each as adjusted pursuant to the Exchange Ratio and subject to the terms of the Merger Agreement. All outstanding stock options, restricted stock units, and warrants of ADGE continue to exist with the right however to be exercised for Tecogen common stock.
Note 2. Basis of Pro Forma Presentation
The accompanying unaudited pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X using the acquisition method of accounting in accordance with ASC 805, and are based on the historical consolidated financial information of Tecogen and ADGE. The historical consolidated financial information has been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operation, expected to have a continuing impact on the consolidated results.
U.S. GAAP requires that one of the two companies in the merger be designated as the acquirer for accounting purposes based on the evidence available. In identifying Tecogen as the acquiring entity for accounting purposes, the companies took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income (loss), EBITDA, adjusted EBITDA, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that Tecogen is the acquirer for accounting purposes; rather, all factors were considered in arriving at the conclusion. Under ASC 805, Tecogen, as the accounting acquirer, will account for the transaction by using Tecogen historical information and accounting policies and adding the assets and liabilities of ADGE as of the closing date at their respective fair values.
The acquisition method of accounting uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures (ASC 820). Fair value is defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances. The allocation of the estimated consideration is preliminary, pending finalization of various estimates and analyses. Since these pro forma financial statements have been prepared based on preliminary estimates of consideration and fair values attributable to the Merger, the actual amounts eventually recorded for the Merger, including goodwill, may differ materially from the information presented.
The initial allocation of the consideration in these pro forma financial statements is based upon consideration of approximately $19 million. This amount is based on approximately 4.7 million shares of common stock that Tecogen issued to holders of ADGE common stock in connection with the Merger, based on the number of shares of ADGE common stock outstanding as of May 18, 2017 and the ADGE Exchange Ratio of 0.092 provided in the Merger Agreement. The consideration is based on the closing share price of Tecogen common stock on May 18, 2017 (the closing date of the Merger), equal to $4.02 per share. The actual number of shares of Tecogen common stock issued to holders of ADGE common stock is based upon the actual number of ADGE shares issued and outstanding immediately prior to the effective time of the Merger. Additional consideration, currently estimated at approximately $274 thousand is expected for equity-based awards of ADGE as all awards vested immediately upon the close of the Merger under a preexisting provision and, in accordance with the Merger Agreement, were assumed by Tecogen.
One-time transaction-related expenses related to the Merger incurred during the three month period ended March 31, 2017 are not included in the pro forma statements of operations as they are not expected to have a continuing impact on the consolidated results. However, the impact of estimated transaction expenses to be incurred subsequent to March 31, 2017 is reflected in the pro forma balance sheet as an increase to accumulated deficit and an increase to accrued expenses and other current liabilities.
The unaudited pro forma statement of operations for the three months ended March 31, 2017 combines the unaudited historical consolidated statements of operations of Tecogen and ADGE for the three months ended March 31, 2017, giving effect to the Merger as if it had been consummated on January 1, 2017.
The unaudited pro forma balance sheet combines the unaudited historical consolidated balance sheets of Tecogen and ADGE as of March 31, 2017, giving effect to the Merger as if it had been consummated on March 31, 2017.
Note 3. Consideration
The consideration is calculated as follows:

ADGE common shares outstanding as of May 18, 2017	50,684,095
ADGE Exchange Ratio	0.092
Tecogen common shares issued in exchange	4,662,936
Tecogen closing share price on May 18, 2017	$4.02
Fair value of Tecogen common shares issued in exchange	18,745,002
Fair value of ADGE vested equity awards	273,815
Consideration	$19,018,817
As there is no required service condition in the assumed equity-based awards, 100% of the estimated fair value of the ADGE equity-based awards at the date of the Merger is considered attributable to pre-combination service and accordingly is included in the consideration.
In accordance with U.S. GAAP, the fair value of the equity securities comprising the consideration was measured on the closing date of the Merger at the then-current market closing price per share of Tecogen common stock, or $4.02 per share on May 18, 2017.
The purchase price was determined primarily based on the projected future cash flows of ADGE. Projected cash flows include an expectation of further and continued improvement under ADGE’s initiative (“initiative”) to increase the productivity of its existing sites' operations thereby optimizing margins and increasing cash flows. This initiative began in 2015, and as described elsewhere herein is comprised of several phases which include various analysis and evaluations followed by certain dependent actions aimed at optimizing the long-term profitability of each site’s operations. The positive results of ADGE’s initiative have only recently begun to be realized and are evidenced in its most recent annual results. Tecogen’s understanding of the operational and economic dynamics of these sites offers Tecogen the unique ability to evaluate the feasibility of the actions necessary and related profitability improvements.
Notwithstanding contractual terms, in respect to pricing the energy generated by the ADGE sites that cause the contracts related to the majority of the sites to be unfavorable to the market due to decreased electrical utility rates (see Note 5(d)), projected future cash flows for ADGE are supportive of both the purchase price and the expected level of resultant goodwill. This incorporates the expectation of further and continued improvement under ADGE’s initiative and includes the elimination of certain duplicative personnel and administrative functions as well as other cost savings.

Note 4. Fair Value Estimate of Assets Acquired and Liabilities Assumed
The table below represents an allocation of the consideration to ADGE’s tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimate of their respective fair values as of March 31, 2017. The final determination of the allocation of that consideration may be materially different than the preliminary estimates used in these unaudited pro forma financial statements. Any consideration in excess of the fair value of assets acquired less liabilities assumed is recognized as goodwill. Goodwill is primarily attributable to the going concern element of ADGE’s business, including its assembled workforce and the long-term contractual nature of its business, as well as expected cost synergies from the merger related primarily to the elimination of administrative overhead and duplicative personnel.

	ADGE	Fair Value Adjustment	Fair Value	Goodwill Calculation	Notes
Consideration	$—	$—	$19,018,817		3
Noncontrolling interest	(19,473)	562,704	543,231		5(g)
Total	$(19,473)	562,704	$19,562,048	$19,562,048
Net properties	15,548,797	(884,083)	14,664,714		5(b)
Intangibles	—	1,424,705	1,424,705		5(d)
All other assets (excluding goodwill) (i)	2,979,730	—	2,979,730
Total assets (excluding goodwill)	$18,528,527	$540,622	$19,069,149
Accrued expenses and other current liabilities	$635,238	$20,000	$655,238		5(c)
Unfavorable contract liability	—	8,617,605	8,617,605		5(d)
All other liabilities (i)	1,290,130	—	1,290,130
Total liabilities	$1,925,368	$8,637,605	$10,562,973
Fair value of net assets (excluding goodwill)				8,506,176
Tecogen goodwill attributable to ADGE				$11,055,872	3

(i) Management determined the carrying values approximated fair value.
Note 5. Adjustments to Unaudited Pro Forma Balance Sheet
Explanations of the adjustments to the unaudited pro forma balance sheet are as follows:
(a) Represents elimination of amounts due to and amounts due from and between Tecogen and ADGE as if they were intercompany balances normally subject to elimination in consolidation.
(b) Represents the preliminary fair value and resulting adjustment to net property. The preliminary amounts assigned to net property and estimated weighted average useful lives are as follows:

	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)
Energy systems	$12,554,906	10.10
Computer equipment and software	15,222	0.90
Furniture and fixtures	19,403	1.00
Construction in process	2,075,183	NA
Total fair value of ADGE net property	$14,664,714
Less: ADGE's historical net property	15,548,797
Pro forma adjustment	$(884,083)
The preliminary fair values of the net property were estimated by asset group using a replacement-cost approach which considered the depreciated cost of a replacement equivalent and factors for functional obsolescence. The downward adjustment to the carrying value of ADGE’s net property considers recent innovation and economies inherent in Tecogen's current technologies and that equivalent capacity replacements are at a nominally lower cost than has historically been available. Newer component parts used in site installations have been configured in a manner which both simplifies site design and reduces installation costs. Estimated design and installation costs included in the cost of a replacement equivalent are assumed to be marginally lower than has been historically experienced due to the experience and expertise gained from past design and installation efforts. These factors, combined, result in an estimated depreciated cost of a replacement equivalent or fair value nominally lower than the carrying value at March 31, 2017.
The preliminary estimate of the fair value of net property is lower than the carrying value of net property at March 31, 2017.  When ADGE identifies events or changes in circumstances which might represent an indicator of impairment, a test for impairment is performed using an undiscounted cash flow analysis to determine the recoverability of the carrying value of the property.  This undiscounted cash flow analysis may result in a different amount than a fair value analysis.
(c) Represents an estimate of the fair value of the liability related to the non-contingent aspect of the obligation under ADGE's guarantee of certain outstanding obligations and guarantees of performance under certain operating agreements of one of its former subsidiaries of $20,000 and an estimate of merger related costs of $150,000 to be incurred subsequent to March 31, 2017. The obligations guaranteed include: 1.) certain long term unsecured convertible indebtedness, with a remaining principal amount outstanding subject to the guarantee at March 31, 2017 of $300,000 with a maturity date of June 17, 2017, 2.) a payment performance guarantee in respect of collateralized equipment financing loans, with a remaining principal amount outstanding subject to the guarantee at March 31, 2017 of approximately $313,000 due ratably in equal installments through September 2021, and 3.) certain guarantees of performance in respect of certain customer contracts, which amounts are not quantifiable until performance under the guarantees with respect to a particular contract becomes probable of occurrence.
The aforementioned guarantees were issued by ADGE in order to secure the respective borrowings and contracts during periods when the former subsidiary, EuroSite Power, was considered to be a subsidiary of ADGE. The determination of the fair value of the liability related to these guarantees at March 31, 2017 considered the former subsidiary's current financial position, that no known situations were evident which may suggest performance under any of the guarantees was probable of occurrence, and that the issuances and existence of the guarantees represent non-contingent obligations to perform under the guarantees over the terms of the respective guarantees. The value ascribed to the liability related to the guarantees of the outstanding debt obligations of approximately $10,000 was calculated as a 1.5% premium on the outstanding balances of the debt with an equal amount of $10,000 subjectively ascribed to the obligations under the guarantees of performance in respect of customer contracts. The latter amount is subject to revision pending further analysis however, based on current understanding, the revised value ascribed should not differ materially.
The estimate of the future merger related costs of $150,000 is comprised of legal fees for both Tecogen's and ADGE's outside counsel, financial advisor fees for both Tecogen and ADGE as well as legal fees associated with each of the advisor's outside counsel, accounting, valuation and consulting fees associated with the merger as well as the cost related to professional opinions required and various printing and mailing costs.
(d) Represents the estimated fair value of ADGE's customer contracts. These contracts are long-term and provide customers with an alternative source of electrical power in addition to that provided by the local power utility, at rates that are lower than local utilities. This alternative electrical power is typically produced by ADGE owned, operated and maintained natural gas powered systems installed at the customers' sites, with ADGE bearing all costs of operation and maintenance. In addition to the alternative source of electrical power provided by ADGE’s systems, customers can opt to add and take advantage of the heat generated in the electrical production process in the form of hot water and/or space heating. Pricing to the customer for electrical power produced and supplied by ADGE under the contracts is under a fixed formula which requires the customer to pay for the kilowatts of electrical power provided at a fixed percentage discount to the local utility’s electric rate for that period. As a result, as utility rates for electrical power change, the amount ADGE is able to charge the customer under the contract also changes. There has been a sharp decrease in electric rates over the past several years, subsequent to the vast majority of customer contract dates, causing the billable value of the electrical power generated by ADGE’s systems to decrease, resulting in a deterioration of expected profitability. Current utility electric rates remain significantly below the level anticipated at the time the fixed percentage discounts contained in the vast majority of ADGE’s customer contracts were contracted for, thus these contract terms, although they produce cash flow, are considered to be off market in the vast majority of ADGE’s customer contracts. Additionally, the demand and volume of kilowatts produced and billed for vary by contract and by period and in certain instances have been significantly below what was originally expected such that had it been known at the time the contract(s) were negotiated, it would have influenced ADGE’s determination of the level of the fixed percentage discount in those contracts.
The determination of fair value requires development of an estimate of the price at which an orderly transaction to sell the asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. Contracts are considered to be assets or liabilities by virtue of the rights and obligations inherent in the contract terms. Typically, contracts with terms considered to be at market are considered to have no fair value as in order to be entitled to the rights under the contract performance must occur for which a market rate of return is earned due to the at market terms. The fair value of a contract is primarily a measurement of its off market terms. The obligation to perform under a contract with terms that are unfavorable to market results in a liability to the extent its terms are off market. The resulting liability is an estimate of the price that would need to be paid to a willing market participant to assume the obligations under the contract in order for them to receive a market rate of return for their remaining performance obligation under the contract. The exact opposite holds true in instances where the terms of a contract are considered to be favorable to market. In that case an asset would exist as an estimate of the price that would be received from a willing market participant in order to be entitled to the rights under the contract.
In determining the estimate of fair value of ADGE’s customer contracts, the measure of at market, and thus the baseline to measure the amount related to any of off market terms or conditions with respect to the contracts, was considered best determined, given the nature of the services provided under the contracts, by utilizing a benchmark level of margin contribution, in this case

35% on revenue. It is believed that a market participant would utilize a similar margin in arriving at a buy price for the contract(s). Specifically, in determining the estimate of fair value of ADGE’s customer contracts, the actual margin contribution percentages by contract for the twelve month period ended September 30, 2016 were individually compared to the benchmark 35% and any excess or shortfall quantified by contract. It is believed that utilization of a recent twelve month period appropriately considers variations in results due to seasonality while still reflecting an acceptable approximation of the impact of current electrical rates.
The annual excesses or shortfalls in margin contribution were discounted at a rate of 5.6% by year, by contract for the period January 1, 2017 through the end of the term of the contract in order to determine the present value of such excesses and shortfalls with such discounted amounts summed by contract and then summed in the aggregate with favorable amounts classified as intangible assets and unfavorable amounts classified as unfavorable contract liabilities.
The benchmark contribution margin of 35% was determined as the amount required to provide a return on revenue, based on current market conditions and current contract terms, consistent with the average return on revenue of US investor owned public utilities. Electrical utilities are ADGE’s primary competitors and potential market participants. It is believed that current market participants would require a return substantially consistent with that described in the foregoing for the remaining performance obligations under the contracts.
The discount rate of 5.6% recognizes the time value of money by including a risk free rate of 2.1% based on an average of 5 and 10 year US treasury bond yields, by including a rate of 2.5% for future inflation based on recent CPI factors, and an additional factor of 1.0% related to the risk of default by the customer under the contracts. It is believed that this rate appropriately considers those factors and values that a market participant would use in the process of discounting the annual differential between projected profitability and a market level of profitability, over the remaining term of a contract, in order to arrive at an amount to be paid to acquire a contract with terms favorable to market, or to be received to assume a contract with terms unfavorable to market.
The pro forma adjustment includes amounts related to contracts with terms favorable to the current market as well as contracts with terms unfavorable to the current market as follows:

Contracts with terms unfavorable to market - Unfavorable contract liability	$8,617,605
Contracts with terms favorable to market - Intangible asset	(1,424,705)
Fair value of contracts	$7,192,900

Amortization of the aggregate fair value assigned to customer contracts is calculated using the straight line method by year and is estimated to be as follows:

Year 1	$870,260
Year 2	827,137
Year 3	761,716
Year 4	731,889
Year 5	727,434
Year 6	702,166
Year 7	673,617
Year 8	614,712
Year 9	458,577
Year 10	286,803
Year 11	192,805
Year 12	137,138
Year 13	99,578
Year 14	77,158
Year 15	31,910
$7,192,900
(e) Represents the consideration above in Note 3, less expected merger costs to be incurred and expensed subsequent to March 31, 2017 as follows:

Preliminary consideration	$19,018,817
Less: Estimated merger costs	(150,000)
Pro forma adjustment	$18,868,817
(f) Represents elimination of ADGE's historical equity.
(g) Represents an estimate of the adjustment necessary to the historical noncontrolling interest to reflect the 49% common equity ownership interest in American DG New York, LLC, a partially owned subsidiary of ADGE, at fair value. The total fair value of American DG New York, LLC was estimated for purposes of these pro forma financial statements using a discounted cash flow analysis of the combined sites owned by American DG New York, LLC. That analysis utilized the expected cash flows of the sites over the expected terms of the contracts related to the sites, including expected extensions, discounted at a rate of 6% per annum, which is an estimate of the rate a market participant would use in valuing this entity on a stand-alone basis.
No deferred tax assets have been included as an adjustment in the unaudited pro forma balance sheet related to the foregoing fair value adjustments as it not considered more likely than not that any such deferred tax assets would be realizable.
Note 6. Adjustments to unaudited Pro Forma Income Statements
Explanations of the adjustments to the pro forma income statements are as follows:
(a) Represents elimination of sales and service revenue by Tecogen to ADGE as if they were intercompany transactions normally subject to elimination in consolidation.
(b) Represents amortization of the fair value of customer contracts in Note 5(d), elimination of purchase and operating cost from Tecogen recognized by ADGE (see Note 6(a)), and an adjustment to depreciation expense related to the fair value adjustment to net property (see Note 5(b)) as follows:

Three months ended
March 31, 2017
Amortization of the fair value of customer contracts	(217,565)
Elimination of ADGE purchases and service costs from Tecogen	$(318,036)
Adjustment for depreciation for fair value adjustment to net property	(10,755)
Pro forma adjustment	$(546,356)
The pro forma adjustment reducing historical depreciation expense was calculated by asset category as reflected in Note 5(b) above utilizing the estimated weighted average useful life applied to the pro forma adjustment to historical fixed asset costs by asset category.
(c) Represents the elimination of one-time transaction costs incurred and expensed during the three months ended March 31, 2017 directly attributable to the Merger as such costs are not expected to have a continuing impact on combined results.
Note 7. Tecogen Earnings Per Share Information
The weighted average shares used in determining earnings or loss per share in the accompanying pro forma statement of operations are shown in the following table.

	Tecogen Historical	Tecogen Pro Forma Condensed Combined
Three months ended March 31, 2017:
Historical Tecogen weighted average shares outstanding	20,037,795	20,037,795
Tecogen shares issuable to the shareholders of ADGE in connection with the merger	—	4,662,936
Denominator for basic earnings (loss) per share	20,037,795	24,700,731
Common stock equivalents related to stock options	279,347	—
Common stock equivalents related to convertible debt	—	—
Denominator for diluted earnings (loss) per share	20,317,142	24,700,731
Common stock equivalents are anti-dilutive in a period of loss.